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EXHIBIT 4

BY-LAWS
CDEX Inc.
A Nevada Corporation

SEE EXHIBIT 3(b)

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EXHIBIT 4 BY-LAWS CDEX Inc. A Nevada Corporation SEE EXHIBIT 3(b)